SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
Current Report
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

March 24, 2015
Date of Report (Date of Earliest Event Reported)

FIRST POTOMAC REALTY TRUST
(Exact Name of Registrant as Specified in Its Charter)

Maryland	001-31824	37-1470730
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

7600 Wisconsin Avenue, 11th Floor
Bethesda, Maryland 20814
(Address of Principal Executive Offices) (Zip Code)

(301) 986-9200
(Registrant’s Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule l4a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule l4d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule l3e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)    Trustees R. Michael McCullough and J. Roderick Heller, III have informed the Board of Trustees (the “Board”) of First Potomac Realty Trust (the “Company”) that they intend to retire from the Board upon expiration of their current terms as trustees, which expire at the upcoming 2015 annual shareholders meeting (the “2015 Annual Meeting”). Mr. McCullough, 76, and Mr. Heller, 77, have both served with distinction as trustees of the Company since its initial public offering in 2003, and have been great contributors to the Board and the committees on which they served.

Item 8.01.     Other Events.

The Nominating and Corporate Governance Committee (the “Governance Committee”) of the Board has recommended to the Board that James P. Hoffmann, 53, be nominated for election to the Board at the 2015 Annual Meeting. Mr. Hoffmann is a former Partner and Senior Vice President of Wellington Management Company, an investment management company, where he served as the firm's senior global REIT analyst and portfolio manager, as well as on numerous internal management oversight committees, from 1997 to 2012. Prior to that, he held analyst positions at Everen Securities, LaSalle Street Capital Management and Eastdil Realty, Inc. since 1986, and gained extensive experience covering REITs and other real estate portfolios across all property sectors. He also served as Senior Investment Officer, Real Estate, at the Washington State Investment Board from 1992 to 1994. Mr. Hoffmann currently serves on the board of directors of HCP, Inc. (NYSE: HCP). The Board accepted the Governance Committee’s recommendation and plans to nominate Mr. Hoffmann for election to the Board at the 2015 Annual Meeting with a term that will expire at the Company’s 2016 annual meeting of shareholders or until his successor is duly elected and qualified. Based on its review of the relationships between Mr. Hoffmann and the Company, the Board has affirmatively determined that, if elected, Mr. Hoffmann would qualify as an independent trustee under the New York Stock Exchange listing standards and under applicable rules of the Securities and Exchange Commission.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST POTOMAC REALTY TRUST

March 26, 2015	/s/Samantha Sacks Gallagher
Samantha Sacks Gallagher
Executive Vice President and General Counsel

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